UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 31, 2010

AUGME TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

STATE OF DELAWARE	333-57818	20-0122076
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

43 W. 24th Street, Suite 11B New York, NY 10010	10010
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (212) 710-9376

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On a conference call held February 9, 2010, the Company discussed its anticipated filing of a Motion for Spoliation in the Company's pending patent infringement lawsuit against Tacoda, as well as its entering into an Agreement to pursue non-binding mediation to resolve the BoomBox® Trademark dispute with AOL.

With respect to the Motion for Spoliation, the Company is in the process of completing final edits to the Brief.  The Company looks forward to filing the Motion as soon as possible, which filing is the product of extensive and ongoing analysis, including new findings that have strengthened the Company’s claim of spoliation against Tacoda.

With respect to the BoomBox® Trademark dispute, the parties are in the process of re-scheduling the mediation with a target date of May 27, 2010. We will provide a further update when the date is confirmed.

The Company would like to remind its shareholders that these and other legal matters are the highest priority at the Company and the Company's efforts in these matters are calculated to maximize the likelihood of success for the Company and its shareholders.  From time to time anticipated internal deadlines must change, but the Company's core objectives do not.

About Augme Technologies, Inc.

Augme Technologies, Inc., f/k/a Modavox, Inc. (OTCBB: MDVX.OB - News) is the technology and services leader in new media marketing platforms that enable the seamless integration of brands, music, video and other content with life through the power of the Internet and mobile communications. Augme’s intuitive new media marketing platforms give companies the control they need to quickly create, deploy and measure rich-media, interactive marketing campaigns across all networks and devices. Augme marketing platforms condense the customer loyalty cycle by personalizing the brand experience and delivering that experience to customers where they work, play and live. Through its three operating divisions including mobile marketing (AD LIFE™), video content delivery (AD BOOM™) and ad network provisioning (AD SERVE™), Augme is connecting brands and content to consumers in a network of mobile and multimedia experiences enabling companies and their marketing agencies to create new markets and monetize brand interactions. Augme is headquartered in New York City. For more information please visit www.Augme.com ..

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUGME TECHNOLOGIES, INC. (Registrant)
Date: March 31, 2010	By:	/s/ MARK SEVERINI
(Mark Severini, Chief Executive Officer)